Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2014	2013	% Change	2014	2013	% Change
Consolidated –
Operating Revenues	$4,049	$3,927	3.1%	$18,499	$17,087	8.3%
Earnings Before Income Taxes	415	623	(33.4)%	3,035	2,559	18.6%
Net Income Available to Common	300	414	(27.5)%	1,980	1,644	20.4%

Alabama Power –
Operating Revenues	$1,328	$1,314	1.1%	$5,942	$5,618	5.8%
Earnings Before Income Taxes	211	237	(11.0)%	1,312	1,229	6.8%
Net Income Available to Common	119	140	(15.0)%	761	712	6.9%

Georgia Power –
Operating Revenues	$1,902	$1,866	1.9%	$8,988	$8,274	8.6%
Earnings Before Income Taxes	196	335	(41.5)%	1,971	1,914	3.0%
Net Income Available to Common	123	208	(40.9)%	1,225	1,174	4.3%

Gulf Power –
Operating Revenues	$361	$343	5.2%	$1,590	$1,440	10.4%
Earnings Before Income Taxes	39	44	(12.2)%	237	212	12.0%
Net Income Available to Common	23	25	(9.9)%	140	124	12.7%

Mississippi Power –
Operating Revenues	$278	$268	3.8%	$1,275	$1,145	11.3%
Earnings (Loss) Before Income Taxes	(29)	1	N/M	(585)	(843)	30.6%
Net Income (Loss) Available to Common	(7)	13	N/M	(312)	(477)	34.5%

Southern Power –
Operating Revenues	$386	$300	28.7%	$1,501	$1,275	17.7%
Earnings Before Income Taxes	18	32	(43.4)%	172	211	(18.7)%
Net Income Available to Common	44	24	90.8%	172	166	4.1%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.